Exhibit 3.2

CERTIFICATE OF CORRECTION
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CROSS COUNTRY HEALTHCARE, INC.

Cross Country Healthcare, Inc., a Delaware corporation, pursuant to Section 103(f) of the Delaware General Corporation Law (the “DGCL”), hereby certifies that:
FIRST:    That the name of the corporation is Cross Country Healthcare, Inc. (the “Corporation”).

SECOND:     That the Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), was filed with the Secretary of State of the State of Delaware on August 23, 2001, and the Restated Certificate requires correction as permitted by Section 103 of the DGCL.

THIRD:    The inaccuracy or defect of the Restated Certificate to be corrected is that the Restated Certificate inadvertently omitted Article X from the Restated Certificate.

FOURTH:    Article X of the Restated Certificate is hereby added to read in its entirety as follows:

ARTICLE X
BYLAWS

The Corporation hereby confers the power to adopt, amend or repeal Bylaws of the Corporation upon the directors.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be signed by a duly authorized officer this 1st day of March, 2018.

CROSS COUNTRY HEALTHCARE, INC.

By: /s/ Susan E. Ball
Name: Susan E. Ball
Title: Executive Vice President, General Counsel and Secretary

11612818.2